Exhibit 10.30

Summit Materials, LLC

2900 K Street, NW #150 • Harbourside Building, North Tower • Washington, DC 20007

P: 202-339-9509 • F: 202-339-9517

August 14, 2009

Mr. Damian Murphy

10701 West 163rd Street

Overland Park, KS

66062

Subject:     Offer of Employment as Regional President

Dear Mr. Murphy:

I am pleased to confirm our offer of employment as a Regional President of Summit Materials, LLC (the “Company’’), as set forth in this letter agreement (this “Letter Agreement”). This Letter Agreement will be effective upon your commencement of employment with the Company, which is expected to be on or about September 1, 2009 (the “Effective Date”).

We believe that the Company will offer you a rewarding and challenging career opportunity, and we look forward to working with you.

Compensation and Benefits

Your compensation and benefits are as set forth below.

a.	Annual Base Salary: You will receive an annual base salary of $250,000 (the “Base Salary”), payable in installments, in accordance with the Company’s standard payroll procedures. Your Base Salary will be considered for adjustment in succeeding years as part of our normal year-end performance management and compensation process.

b.	Annual Bonus: You will be eligible for an annual bonus subject to such annual targets (which may include, but are not limited to, targets related to your performance and the Company’s financial performance) as the Company may establish from time to time. For 2009, you will be entitled to a guaranteed minimum bonus of $125,000, payable in February 2010, subject to your continued employment with the Company through the date the bonus is payable. Payment will be made by February 15th, 2010.

c.	Vacation: You will be entitled to four weeks of vacation annually, prorated in your first year, in accordance with Company policy.

d.	Automobile Allowance: You will be entitled to an automobile allowance equivalent to or improved upon your current allowance (to be discussed).

e.	Benefit Programs: You and your eligible family members are eligible for participation in employee benefit plans, policies and programs provided by the Company, on such terms and conditions as are generally provided to similarly-situated employees of the Company from time-to-time. Such plans will be initially equivalent to or improved upon current benefits received.

Equity Interest

You will also be granted Class D equity interests in the Company equal to seven percent of the Class D equity interests currently available for grant to employees. The grants will be subject to the same vesting and other terms and conditions as current grants to other senior executives of the Company.

Effect of Termination of Employment

Your employment with the Company will be “at-will,” which means that you may leave the Company, or the Company may require you to leave its employ, for any reason, or no reason, at any time, except as otherwise required by law. Regardless of the reason for your termination of employment, you will be entitled to payment of your accrued but unpaid base salary and vacation to your termination date.

In addition, if the Company terminates your employment at any time without Cause (as defined below), you will be entitled to payment of the following: (A) two years of Base Salary, plus (B) if you are terminated before the second anniversary of the Effective Date, the Base Salary that would have been payable to you through such second anniversary had you remained in employment with the Company. These severance payments will be made in accordance with the Company’s normal payroll procedures, and are subject to your execution and non-revocation of a general release and waiver in a form acceptable to the Company that you execute within twenty-one (21) working days following the date your employment terminates.

For purposes of this Letter Agreement, “Cause” shall mean: (A) your willful misconduct in the performance of your duties as an employee. (B) your continued failure after notice, or refusal, to perform your duties as an employee (other than due to your illness), (C) your material violation of a reasonable written code of conduct applicable to you as an employee, or (D) your conviction of, or plea of nolo contendere to, a felony, or of any other crime involving moral turpitude.

Performance of Duties

You will devote your attention and time during working hours to the business of the Company and use your best efforts to perform such duties and responsibilities, as are consistent with your position and as shall, from time to time, be reasonably assigned to you by the Company’s management.

Other Terms

a.	Assignment of this Agreement. This Letter Agreement is personal to you and shall not be assignable by you without the prior written consent of an authorized employee of the Company. This Letter Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns. The Company may assign this Letter Agreement to any affiliate or successor upon your approval. Such approval shall not be unreasonably withheld.

b.	Merger of Terms. This Letter Agreement supersedes all prior discussions and agreements between you and the Company with respect to the subject matters covered in this Letter Agreement.

c.	Severability; Captions. In the event that any provision of this Letter Agreement is determined to be invalid or unenforceable, in whole or in part, the remaining provisions of this Letter Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law. The captions of this Letter Agreement are not part of the provisions of this Letter Agreement and will have no force or effect.

d.	Governing Law; Amendments. This Letter Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to conflicts of laws principles thereof that would direct the application of the laws of any other jurisdiction. This Letter Agreement may not be amended or modified other than by a written agreement executed by you and an authorized employee of the Company.

e.	Withholding Requirements. All amounts paid or provided to you under this Letter Agreement will be subject to any applicable income, payroll or other tax withholding requirements.

Please acknowledge your agreement with the terms of this Letter Agreement by signing and dating the enclosed copy and returning it to the Company.

All of us at the Company are pleased to have you join the Company and believe that you will find significant career opportunities and challenges that will be professionally rewarding and mutually satisfying.

Sincerely,

Accepted and Agreed:

Damian Murphy
8/23/09

Signature	Date

Summary of Class D Interest Terms

*Below please find a brief summary of the terms of the Class D Interests. They operate much like stop options. Please not that the specific provisions of the subscription agreement and LP agreement govern the terms of these interests and the below is to be used for overview/summary purposes only.

Overview

•	Class D-1 Interests - These interests represent the 10% profits interests issued to Management. (1/2 of these interests are Time Vested and 1/2 are Performance Vested (at 1.75x MOIC)) Please see below for an explanation of the two types and how they vest.

•	Class D-2 Interests – Are an additional 1% Performance Vested Interests for management that are all 3.0 MOIC Vesting Interests.

•	Upon termination all Unvested interests are forfeited.

Time Vesting Interests

•	0% vest the first year

•	20% vest on the first anniversary of the Closing Date

•	thereafter, an additional 1.667%% vest on the last day of each month (such that all the Time Vested Interests will be fully vested upon the 5th anniversary of the Closing)

•	However, upon a Change of Control, all unvested Time Vested Interests will vest

MOIC/Performance Vesting Interests

•	These interests are initially Unvested and vest upon the achievement of certain performance hurdles.

•	1.75 MOIC Vesting Interests vest when the Company has received aggregate cash proceeds or distributed marketable securities having a Fair Market Value equal to at least 175% of its aggregate Capital Contributions. If this hurdle is met ALL 1.75 MOIC Vesting Interests immediately vest.

•	3.0 MOIC Vesting Interests vest when the Company has received aggregate cash proceeds or distributed marketable securities having a Fair Market Value equal to at least 300% of its aggregate Capital Contributions. However, none of the 3.0 MOIC Vesting Interests shall vest following the 8th anniversary of the Closing Date.